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Exhibit 10.37

                            Dated October 16th, 2002


                            ARDANA BIOSCIENCE LIMITED

                                       and

                      COLUMBIA LABORATORIES (BERMUDA), LTD.

                                       and

                           COLUMBIA LABORATORIES, INC.


                         -------------------------------

                          LICENSE AND SUPPLY AGREEMENT

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LICENSE AND SUPPLY AGREEMENT, dated as of October 16th, 2002, between ARDANA
BIOSCIENCE LIMITED, a company incorporated in England, with its registered office c/o Dundas & Wilson CS, Bush House, Aldwych, London WC2B 4PA, England ("Ardana") and COLUMBIA LABORATORIES (BERMUDA), LTD., a Bermuda corporation, having its office at Rosebank Center, 14 Bermudiana Road, Pembroke, HM08 Bermuda ("Columbia") and COLUMBIA LABORATORIES, INC., a US corporation incorporated in Delaware having its principal place of business at 220 S. Orange Avenue, Livingston, NJ 07039 ("Inc").

RECITALS:

A. Columbia and its Affiliates (as hereafter defined) are engaged in, among other things, the research, development, manufacture, marketing, distribution and sale of drug products in Europe, the United States, and throughout the world.

B. Ardana is engaged in, among other things, the research, development, marketing, distribution and sale of drug products in the Territory (as hereafter defined).

C. Columbia is the owner of certain Patent Rights, Trademarks and Regulatory Applications (as hereafter defined) relating to the Product (as hereafter defined).

D. It is intended that Columbia UK (as hereafter defined) shall file the European Regulatory Application (as hereinafter defined) relating to the Product and shall transfer the MAs (as hereafter defined) resulting from the same to Ardana upon receiving Regulatory Approval.

E. Columbia is willing to grant to Ardana a license in the Territory and to supply Ardana with its requirements of Finished Product (as hereafter defined) for this purpose and Ardana desires to acquire such license and to buy such Finished Products upon and subject to the terms and conditions set forth hereunder.

F. Inc has been made a party to this Agreement solely for the purposes of Clause 19.10

NOW THEREFORE, the Parties hereto agree as follows:

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1.   DEFINITIONS

1.1 As used in this Agreement, the following definitions (in addition to other definitions set forth in this Agreement) shall apply:

     1.1.1 "Affiliate" shall mean any entity controlling, controlled by or under the common control of Columbia or Ardana, as the case may be. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of more than (50%) percent of the outstanding shares or other voting rights of the subject entity or possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such entity;

     1.1.2 "Agreement" shall mean this license and supply agreement (which expression shall be deemed to include the Recitals and Exhibits hereto);

     1.1.3 "Applicable Laws" means all applicable laws, rules, regulations, directives and guidelines (including any amendments, extensions or replacements thereto) (i) in the Territory that apply to the Commercialization of the Product in the Territory; and (ii) in or outside the Territory that apply to the performance of either Party's obligations or covenants under this Agreement;

     1.1.4 "Business Days" shall mean 9.30 am to 5.30 pm local time on a day other than a Saturday, Sunday, or public holiday in the UK (or any part thereof) or the USA;

     1.1.5 "cGMP" shall mean manufacture in accordance with:

          (a)  EC Directive 91/356/EEC as may be amended from time to time;

          (b) the current guide to good manufacturing practice for medicinal products published by the European Commission; and

          (c)  the equivalent law or regulation in any country in the Territory;

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     1.1.6 "Certificate of Analysis" shall mean a document of that name as described in detail in the current guide to good manufacturing practice for medicinal products published by the European Commission;

     1.1.7 "CMC Data " means that part of a Regulatory Application or Regulatory Approval containing the data and other know how relating to the chemistry and manufacturing controls and other manufacturing processes for the Product, including relating to the Packaging and Labelling;

     1.1.8 "Columbia Patent Rights" means all Patent Rights owned by or licensed to Columbia containing claims reciting or covering Product as more particularly set out in Exhibit A;

     1.1.9 "Columbia UK" means a company registered in England and Wales under company number 02425939 with the name Columbia Laboratories (UK) Limited;

     1.1.10 "Commencement Date" means the date of execution of this Agreement;

     1.1.11 "Commercialization", "Commercializing", or "Commercialize" shall mean all activities in the Territory relating to the import, export, promotion, marketing, detail, distribution, storage, handling, offering for sale and sale of the Finished Product;

     1.1.12 "European Regulatory Application" means the Regulatory Application to be filed by Columbia UK with the Medicines Control Agency in the UK seeking Regulatory Approval for the Product in the UK and to be used by Columbia UK as the basis for mutual recognition Regulatory Applications in the Territory, as the same is modified or amended from time to time during the Regulatory Application process;

     1.1.13 "Expert's Decision" means the procedure set out in Exhibit E;

     1.1.14 "FDA" means the Governmental Authority in the USA with the name "Food and Drug Administration";

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     1.1.15 "Finished Product" means Product in final Packaged and Labelled form ready for ultimate commercial sale or use

     1.1.16 "First Commercial Sale" means the first invoiced commercial sale by Ardana, its Affiliates, agents or sublicensees in any country in the Territory after grant of Regulatory Approval and pricing approval (if required) for Finished Product in such country;

     1.1.17 "Force Majeure" means in relation to either Party, any event or circumstance which is beyond the reasonable control of that Party and without the fault or negligence of that Party so affected which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement, including, without limitation, inevitable accidents, perils of navigation, floods, fire, storms, drought, or other weather-related conditions, earthquakes, asteroid or meteor activity, explosion, hostilities, sabotage, act of vandalism, war (whether declared or undeclared), civil disturbances, order or act of any government, whether de jure or de facto or any official purporting to act under authority of any such government, illegality arising from domestic or foreign laws or regulations, insurrections, quarantine or custom restrictions, damage in factories or warehouses, strikes, lockouts, other labor difficulty or other disturbance at the Parties or the suppliers of Product, raw materials and/or excipients, energy or other supplies, breakdown of machinery or instruments or acts of God or other similar events beyond the reasonable control of the Party so affected resulting in hindrance of the performance by either Party of its obligations hereunder;

     1.1.18 "Good Clinical Practice" or "GCP" shall mean clinical practice as set out in:

          (a) ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any amendment thereof; and

          (b) any guidelines concerning good clinical practice published from time to time by the European Commission pursuant to Directive 2001/20/EC or any amendment thereof; and

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          (c)  US Code of Federal Regulations Title 21, Parts 50 (Protection of
               Human Subjects) and 56 (Institutional Review Boards), as may be amended from time to time; and

          (d) the Declaration of Helsinki as last amended at the 52nd World Medical Association October 2000 and any further amendments thereto; and

          (e) National Institute of Health Standards for the protection of human subjects as may be amended from time to time; and

               the equivalent law or regulation in any relevant territory.

     1.1.19 "Good Industry Practice" shall mean in relation to any undertaking and any circumstance, the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances;

     1.1.20 "Governmental Authority" shall mean all governmental and regulatory bodies, agencies, departments or entities that regulate, direct or control commercial and other related activities in the Territory, including any relevant government health authority (or successor agency thereof) in any country or countries in the Territory whose approval is necessary to market the Finished Product in such country or countries in the Territory;

     1.1.21 "Indication" shall mean all indications in men, including hypogonadism;

     1.1.22 "Insolvency Event" shall mean, in relation to either Party, any one of the following:

          (a) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party or such resolution shall have been passed other than a resolution for the solvent reconstruction or reorganisation of that Party or for the purpose of inclusion of any part of the share capital of that Party in the Official List of the London Stock Exchange or in the list of the American Stock Exchange or

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               quotation of the same on the National Association of Securities
               Dealers Automated Quotation System or any other international stock exchange or an application by that Party for registration as a public company in accordance with the requirements of the Companies Act 1985; or

          (b) a resolution shall have been passed by that Party's directors to seek a winding up or an administration order or a petition for a winding up or administration order shall have been presented against that Party which, in the case of a petition presented against a Party, shall not have been appealed within 7 days of having been lodged or such an order shall have been made and shall have been dismissed within thirty (30) days thereafter; or

          (c) a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over a substantial part of its assets or any third party takes steps to appoint such an officer in respect of that Party or an encumbrancer takes steps to enforce and enforces its security which shall not have been dismissed by a court of competent jurisdiction within thirty (30) days thereafter; or

          (d) a proposal for a voluntary arrangement shall have been made in relation to that Party under Part I Insolvency Act 1986; or

          (e) a step or event shall have been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed at (a) to (d) above in the case of Columbia under the laws of Bermuda and in the case of Columbia Laboratories Inc under the laws of USA but for avoidance of doubt including in the case of Columbia Laboratories, Inc. filing of a petition under the US Bankruptcy Code including a filing under Chapter 11 proceedings, which, in the case of a filing made against a Party, shall not have been appealed within 7 days of having been lodged or such an order shall have been made and dismissed within thirty (30) days thereafter; or

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          (f)  that Party takes any step (including starting negotiations) with a view to readjustment, rescheduling or deferral of any part of that Party's indebtedness, or proposes or makes any general assignment, composition or arrangements with or for the benefit of all or some of that Party's creditors or makes or suspends or threatens to suspend making payments to all or some of that Party's creditors or the Party submits to any type of voluntary arrangement; or

          (g) where that Party is resident in the United Kingdom it is deemed to be unable to pay its debts within the meaning of Section 123 Insolvency Act 1986;

     1.1.23 "Label", "Labelled" or "Labelling" shall mean all labels and other written, printed or graphic matter upon (i) the Product or any container or wrapper utilized with the Product, or (ii) any written material accompanying the Product, including, without limitation, package inserts and patient information leaflet;

     1.1.24 "Major Markets" shall mean [***];

     1.1.25 "Marketing Authorisation" or "MA" means any Regulatory Approval for Finished Product granted by the Governmental Authority of any country of the Territory as the same may be varied from time to time during the Term of this Agreement;

     1.1.26 "Minimum Purchase Requirements" means the minimum purchase requirements set out in Exhibit D as the same may be amended from time to time during the term of this Agreement under the provisions of Clause 7.5;

     1.1.27 "NDA Filing" means the Regulatory Application for Product which is a new drug application submitted by Columbia Laboratories, Inc. with the FDA on August 19 2002;

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     1.1.28 "Net Sales" with respect to Finished Product shall mean the gross amount received by a Party, its Affiliates or sub-licensees for sale of Finished Product to unrelated third parties less:

          (a)  quantity, trade and/or cash discounts actually granted;

          (b) amounts repaid or credited and allowances including cash, credit or free goods allowances, given by reason of chargebacks, retroactive price reductions or billing errors and rebates (including government-mandated rebates), actually allowed or paid;

          (c) amounts refunded or credited for Finished Product which was rejected, spoiled, damaged, outdated or returned;

          (d) freight, shipment and insurance costs incurred transporting Finished Product to a third party purchaser;

          (e) taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Finished Product.

          Subject to the foregoing provisions if there are any other issues surrounding the calculation of Net Sales these shall to the extent possible be determined in accordance with UK GAAP or its successor.

          The transfer of Finished Product by a Party or one of its Affiliates to another Affiliate or sub-licensee shall not be considered a sale. In such cases Net Sales shall be determined based on the invoiced sale price by the Affiliate or sub-licensee to the first third party trade purchasers, less the deduction allowed under this Clause.

          Upon the sale or other disposal of Finished Product other than in a bona fide arms length transaction exclusively for money or upon any use of Finished Product for the purposes which do not result in a disposal of that Finished Product in consideration of sales revenue customary in the country of sale (including, without limitation, the sale of the Finished Product as a "loss

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          leader" or in conjunction with the sale of another product in the transaction commonly known as "bundling"), such sale, other disposal or use shall be deemed to constitute a sale at the relevant open market price in that country in which the sale, other disposal or use occurs, or, if that price is not ascertainable, a reasonable price assessed on an arm's length basis or the goods or services provided in exchange of the supply. Disposal of Finished Product for, or use of Finished Product, in clinical or pre-clinical trials or as free samples to be in quantities common in the industry for this sort of Product shall not give rise to any deemed sale under this Clause;

     1.1.29 "Option Countries" shall mean the countries listed in Exhibit C;

     1.1.30 "Parties" shall mean Columbia and Ardana and "Party" shall mean either Columbia or Ardana;

     1.1.31 "Package", "Packaged" and "Packaging" shall mean all primary and secondary packaging components, including, without limitation, cartons, partitions, shippers, or any other like matter used in packaging the Product;

     1.1.32 "Patent Rights" shall mean patent applications and patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them, including any divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions, (including patent term extensions,) reissues, substitutions, confirmations, registrations, revalidations, pipeline and administrative protections and additions, and any equivalents of the foregoing in any and all countries of the Territory or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them;

     1.1.33 "Product" shall mean the testosterone buccal bioadhesive product for men that contains 30 mg testosterone as described in the NDA filing and once the European Regulatory Application is first filed as described in the same (and then no longer described in the NDA filing) and once the UK MA is issued as described in such MA as the same may be varied from time to time;

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     1.1.34 "QA Tests" shall mean the quality assurance tests and testing regimes for Finished Product as set out in the MA;

     1.1.35 "Qualified Person" means a person qualified in accordance with
          Article 49 or 50 of EU Directive 2001/83, who is responsible under Applicable Law in all or any part of the Territory for ensuring compliance with such Applicable Law and for carrying out certain specified actions required by such Applicable Law;

     1.1.36 "Quarter" shall mean each period of three months ending on 31 March, 30 June, 30 September or 31 December and "Quarterly" shall be construed accordingly;

     1.1.37 "Regulatory Application" shall mean a regulatory application or other application (including any supplements or amendments thereto) required to be filed or filed with a Governmental Authority in a country in connection with the marketing and sale of the Finished Product in such country;

     1.1.38 "Regulatory Approval" shall mean any and all consents or other authorisations or approvals required from a Governmental Authority to market and sell Finished Product in any country, but excluding any form of pricing or reimbursement approval;

     1.1.39 "SmPC" shall mean the summary of product characteristics containing the information set out in Article 11 of EU Directive 2001/83;

     1.1.40 "Specifications" shall mean the specifications for Finished Product set forth in each MA in the Territory;

     1.1.41 "Technical Agreement" shall mean the agreement to be made between the Parties as specified in Clause 11.4;

     1.1.42 "Territory" shall mean those European countries listed in Exhibit B;

     1.1.43 "Trade Dress" means those aspects of the Packaging of the Finished Product involving the design, get up and trade dress thereof which are not required or dictated by the MA including the style of printing;

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     1.1.44 "Trademark(s)" shall mean one or more trademarks or trade names that are owned or licensed by or on behalf of Columbia or its Affiliates that the Parties identify pursuant to Clause 4.1 for use in connection with the sale or promotion of the Finished Product by Ardana in the Territory provided that such trademark or trade name is approved by any relevant Governmental Authority in the Territory in relation to the European Regulatory Application and any subsequent MA. As at the Commencement Date, the trademark "STRIANT(TM)" shall be deemed to be the nominated trademark of Columbia hereunder as the First Trademark (as defined in Clause 4.1) but it remains subject to the approval of the Governmental Authorities in the Territory.

1.2  Further Definitions.

In addition to the definitions set forth under Clause 1.1 above, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below:

     Definition                                     Clause
     ----------                                     ------

     MiPharm Agreement                              2.3

     First Trademark                                4.1

     New Trademark                                  4.1

     Trademark Usage Manual                         4.5

     FCPA                                           6.14

     Purchase Price                                 7.1

     Assessing Party                                7.2

     Assessed Party                                 7.2

     Committee                                      8.1

     Members                                        8.1

     Chairman                                       8.1

     Initiating Party                               9.1

     Additional Studies                             9.5

     Forecasts                                      10.1

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     Purchase Order                                 10.2

     Visual Inspection                              10.6

     Recall Costs                                   11.3

     Indemnified Party                              13.3

     Indemnified Party                              13.4

     Term                                           15

     Assessing Party                                16.5.6

     Assessed Party                                 16.5.6

     Assignee                                       19.4

     Remaining Party                                19.4

     Expert                                         Exhibit E

2.   license/appointment

2.1 Subject to the provisions of Clause 2.2 and 2.3 Columbia hereby grants to Ardana for the Term an exclusive license for and in the Territory to and under Columbia Patent Rights and the Trademarks to develop, manufacture, have manufactured, use, import, have imported, market, distribute and sell or have marketed, distributed and sold the Product and Finished Product. Ardana shall only have the right to sub-license any such rights on the basis that Ardana shall notify Columbia of the identity of any proposed third party licensee and Columbia shall have [***] to approve such licensee (which approval shall not be unreasonably withheld) and provided that the terms of appointment of such licensee shall prevent the further appointment of sub-licensees without first obtaining Ardana's and Columbia's prior written approval (which approval may be withheld by Columbia in its sole discretion).

2.2 Ardana undertakes and agrees that unless and until it exercises its right to manufacture or have manufactured Product and/or Finished Product under the provisions of Clause 16.5 of this Agreement it shall not utilise the license granted to it under Clause 2.1 to manufacture or have manufactured Product and/or Finished Product but instead shall obtain all of its requirements for the same from Columbia on the terms of Clauses 5, 7 and 10 of this Agreement.

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2.3  Ardana acknowledges that Columbia has granted to MiPharm S.p.A. a non-exclusive license under the Columbia Patent Rights for the sole purpose of manufacturing the Product in accordance with an agreement made between Columbia and MiPharm dated 7 May 2002 ("MiPharm Agreement"). Columbia agrees during the term of this Agreement not to extend the scope of the grant of license rights under the Columbia Patent Rights granted in the Territory to MiPharm beyond the manufacturing rights set out in the MiPharm Agreement but for the avoidance of doubt it is declared that as this Agreement does not include Italy in the Territory, Columbia shall be free to grant MiPharm marketing and distribution rights under the Columbia Patent Rights for Italy (and after taking into consideration Clause 3 for anywhere else outside the Territory if Columbia so chooses).

2.4 Columbia shall forthwith following the Commencement Date supply to Ardana a copy of the CMC Data forming part of the NDA Filing. As and when any variation to such CMC Data is made Columbia shall supply a copy thereof to Ardana.

2.5 As soon as Columbia UK has made the first European Regulatory Application Columbia shall supply to Ardana a copy of the European Regulatory Application. As and when any variation to the European Regulatory Application is made Columbia shall supply a copy thereof to Ardana.

2.6 Columbia hereby assigns to Ardana any and all copyright, database rights or other rights in data, know how and other intellectual property (but for the avoidance of doubt excluding the Columbia Patent Rights and the Trademarks) which subsist in or relate to the European Regulatory Application in any country of the Territory.

2.7 It is acknowledged and agreed that under the provision of Clause 5.1.1 Columbia will procure that Columbia UK progresses the European Regulatory Application using all commercially reasonable efforts to obtain an MA in each country of the Territory. Forthwith following the grant of each MA in the Territory, Columbia shall procure that Columbia UK provides Ardana with a copy thereof and transfers to Ardana such MA. Forthwith following the Commencement Date, Columbia shall procure that Columbia UK signs transfer forms to be used for such purposes in such circumstances to the extent that such transfer forms are used and are available from the relevant Governmental Authorities. Until the MA is granted in each country of the Territory,

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     although Columbia UK shall be named in each European Regulatory
     Application, it shall hold the same on trust for Ardana.

2.8  Once Ardana is the MA holder in any country of the Territory:

     2.8.1 Ardana hereby grants to Columbia irrevocable permission to cross refer to any MA when Columbia UK is continuing with the mutual recognition procedure in relation to the Territory and, when Columbia is making Regulatory Application for Product in any country outside the Territory and upon Columbia's request, Ardana will, within 30 days of such request, supply Columbia with a copy of the MA;

     2.8.2 Ardana shall sign a transfer form to be used in the circumstances of Clause 16.3.3. and only in such circumstances to the extent that such transfer forms are used and are available from the relevant Governmental Authorities; and

     2.8.3 on or before the approval of the MA in the last of the Major Markets, and from time to time thereafter, Columbia may identify a country in the European Union (subject to the approval of Ardana which shall not be unreasonably withheld) and Ardana shall forthwith supply to Columbia a copy of the MA for such country. As and when any variation to such MA is made Ardana shall supply a copy thereof to Columbia.

2.9 Columbia undertakes and agrees that during the Term it will not, and will procure that its Affiliates do not, appoint any other licensee, distributor, reseller or other person to market, distribute and sell the Product or Finished Product in the Territory nor will it, and it will procure that its Affiliates do not, directly supply for their own account the Product or Finished Product to distributors, resellers or users located within the Territory.

2.10 Columbia shall, and Columbia shall procure that its Affiliates shall, during the Term promptly refer to Ardana (or as Ardana shall direct) all enquiries they receive for Finished Product for sale or ultimate delivery within the Territory.

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2.11 Ardana shall exercise its rights conferred under this Clause 2 as principal and it shall not sell or otherwise dispose of Finished Product on behalf of, or in the name of Columbia or any of its Affiliates.

2.12 Ardana shall not claim any agency or other relationship which indicates any authority to bind Columbia or its Affiliates contractually or incur liabilities on behalf of Columbia or its Affiliates.

2.13 Columbia shall at its own cost and expense be solely responsible for the filing, prosecution and maintenance of the Columbia Patent Rights and the Trademarks in the Territory, and shall use its reasonable efforts to prosecute all patent applications forming part of Columbia Patent Rights and all trademark applications forming part of Trademarks in all countries of the Territory (including the conduct of any claims or proceedings relating to them including any opposition reissue or re-examination or proceedings). Columbia will take account of Ardana's interest hereunder when making any submission to a patent or trademark office in relation to the Columbia Patent Rights or Trademarks in the Territory.

     2.13.1 In the event that Columbia declines to pay the official fee to maintain any issued Columbia Patent Rights or Trademark in the Territory, Columbia shall provide Ardana with written notice thereof prior to the expiration of any deadline relating to such activities, but in any event at least twenty (20) Business Days prior notice. In such circumstances Ardana shall have the right to decide, with reason and with written notice thereof at least five (5) Business Days prior to the deadline, to require Columbia to pay such fee to maintain such Columbia Patent Rights or Trademark in Columbia's own name and expense and Columbia shall do so.

     2.13.2 In the event that Columbia declines to file or, having filed, declines to further prosecute and maintain any Columbia Patent Rights or Trademarks in the Territory, Columbia shall provide Ardana with written notice thereof prior to the expiration of any deadline relating to such activities, but in any event at least thirty-five
          (35) Business Days prior notice. In such circumstances Ardana shall have the right to decide, with reason and with written notice at least thirty (30) Business Days prior to the deadline, that

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          Columbia should continue to file or prosecute such Columbia Patent
          Rights or Trademarks. Columbia shall then have the option, with at least twenty (20) Business Days notice to Ardana, to:

          2.13.2.1 continue to file or prosecute such Columbia Patent Rights or Trademarks in Columbia's own name and expense; or

          2.13.2.2 allow Ardana to file or prosecute such Columbia Patent Rights or Trademarks in Columbia's name and at Columbia's expense using counsel of Ardana's own choice, in which instance Ardana shall invoice Columbia for such expenses within 30 days of the end of each Quarter, such invoice to be payable within 30 days.

2.14 Ardana shall promptly notify Columbia in writing if it becomes aware of any infringement or unauthorized use by a third party of the Columbia Patent Rights or Trademarks in the Territory.

2.15 In the event of an infringement of the Columbia Patent Rights or Trademarks by a third party in the Territory, Columbia shall have first right to bring any action or proceedings, and shall have sole control of the conduct of any such proceedings, including, the right to settle them, provided such settlement does not adversely affect Ardana's rights and interests within the Territory in accordance with the following:

     2.15.1 as an exclusive licensee in the Territory, Ardana at its election shall have the right to be joined as a co-plaintiff and to be separately represented by counsel of its own choice and at its own cost and expense. In such a situation, if Columbia and Ardana succeed in any such proceedings in relation to an infringement in the Territory, whether at trial or by way of settlement, in obtaining a financial payment to Columbia and/or Ardana:

          2.15.1.1 Columbia shall first deduct for itself all of its costs and expenses incurred in relation to such proceedings; and

          2.15.1.2 Ardana shall then be entitled for itself all of its costs and expenses incurred in relation to such proceedings; and

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          2.15.1.3 either if in such proceedings a court has allocated damages to Columbia and Ardana respectively each shall be entitled to retain such damages within the Territory subject to the provisions of sub-clauses 2.15.1.1 and 2.15.1.2 or, if in such proceedings a court has not so allocated damages within the Territory the Parties shall share such damages [***], subject to the provisions of sub-clauses 2.15.1.1 and 2.15.1.2;

     2.15.2 if Ardana elects not to be joined as a co-plaintiff and not to be separately represented, Ardana shall, at Columbia's reasonable request and expense, provide Columbia with reasonable assistance in relation to such action or proceedings in the Territory. If Columbia succeeds in any such proceedings in relation to an infringement in the Territory, whether at trial or by way of settlement, in obtaining a financial payment to Columbia, Columbia shall first deduct for itself all of its costs and expenses incurred in relation to such proceedings in the Territory, and, in the event of any balance remaining in relation to the Territory, [***] shall be allocated to Columbia and [***] to Ardana;

     2.15.3 If Columbia fails to institute an action or proceeding in relation to an infringement in the Territory for more than [***] from becoming aware of the infringement pursuant to this Clause 2.15 and if Ardana wishes to do so, Ardana shall so notify Columbia and Ardana shall have the right to do so and Columbia shall do all such acts and things at Ardana's cost and expense as Ardana shall reasonably request to assist Ardana in such proceedings, including, lending its name to such proceedings. Ardana shall have sole control of the conduct of any such proceedings, including the right to settle them, provided such settlement does not adversely affect Columbia's rights and interests outside of the Territory, and shall be entitled to retain any financial payment awarded in such proceedings or agreed in any such settlement for its own account. Columbia shall do all such acts and things and sign all such documents as may be necessary to give Ardana the full benefit of this Clause 2.15.4.

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2.16 If during the Term, either Party receives any notice, claim or proceedings from any third party alleging infringement of that third party's Patent Rights or trademarks by reason of any Party's activities in relation to this Agreement, then the Party receiving that notice shall:

     2.16.1 forthwith notify the other Party of the notice, claim or proceeding;

     2.16.2 neither Party shall make any admission of liability;

     2.16.3 the Parties shall consult with each other, taking advice from their patent or trademark attorneys as to whether they consider the third party intellectual property infringed and if so whether the claim of infringement is valid;

     2.16.4 in the event that the Parties consider that there is infringement of such third party's intellectual property rights in relation to the Territory, the Parties shall discuss in good faith whether to design around or to challenge the same. If the Parties agree that it is not possible or commercially reasonable to design around such third party intellectual property, or cannot so agree, and, nevertheless, agree to defend the incoming infringement claim from the third party, the Parties shall do so using a single counsel to be jointly appointed by them at their joint cost and expense. Alternatively, the Parties may agree to seek a license from such third party in which case Columbia shall be responsible for doing so. If the Parties can obtain a license upon terms acceptable to each Party in its sole discretion, at that time the Parties shall agree on any fees and royalties that are necessary to obtain and maintain such a license which shall be shared between the Parties in proportions which are agreed between them in good faith which proportions are fair and equitable between them reflecting the respective value of the license to them.

3.   EXTENSION OF THE TERRITORY

3.1  [***]

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4.   TRADEMARKS

4.1 The Parties agree that, subject to consultation through the Committee, it shall be Columbia's responsibility and expense to provide a single Trademark (the "First Trademark") for Finished Product satisfactory to the Governmental Authorities in the Territory which can be used for launch of such Finished Product in the Territory. For the avoidance of doubt it is declared and agreed that subject to the views of such Governmental Authorities, this may or may not be the Trademark STRIANT. If at any time thereafter Columbia or Ardana desires Ardana to sell the Product in the Territory under a trademark other than the First Trademark, Columbia or Ardana, as the case may be, shall send written notice to the other requesting a Committee meeting to consider the selection of a different Trademark. In the event a different Trademark is proposed by a Party: (i) the different Trademark (the "New Trademark") must be acceptable to Columbia (acting reasonably) having regard to Columbia's desire to have a global Trademark, (ii) the New Trademark must be acceptable to the Government Authority in each jurisdiction where a use of the New Trademark would require making the change to the applicable Regulatory Application or Regulatory Approval, (iii) all costs (including reasonable attorneys' fees) for filing and prosecuting applications to register, and maintaining registration of such New Trademark in the Territory will be paid by (A) Ardana, if Ardana requested the New Trademark, or (B) Columbia, if Columbia requested the New Trademark, and (iv) any New Trademarks shall be registered in the name of, be owned by and be the sole

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     property of Columbia and subject to the terms and conditions set forth in this Clause 4.

4.2 In relation to any Trademark other than the First Trademark, if any Governmental Authority in any country of the Territory insists on the use of a trademark other than such Trademark in such country, Columbia or Ardana, as the case may be, shall send written notice to the other requesting a Committee meeting to consider the issue. At such Committee meeting the Parties shall agree either (i) that the country in question is sufficiently significant that the Trademark should be changed in all countries of the Territory (in which case the terms set out in Clause 4.1(i) (ii) and (iv) shall apply) or (ii) that the preferable course is to adopt a different trademark only in such country (in which case the term set out in Clause 4.1(iv) shall apply). In either case all costs (including reasonable attorneys' fees) for filing and prosecution any new trademark applications will be shared equally by the Parties.

4.3 Ardana agrees to Commercialize Finished Product solely under the Trademark. Ardana shall ensure that each reference to and use of the Trademark by Ardana in any marketing material related to the Finished Product is acceptable to Columbia as specified in Clause 4.6 and is accompanied by an acknowledgement that the Trademark is a trademark or registered trademark owned by Columbia and used by Ardana under license.

4.4 The initial Trade Dress for the Finished Product shall be as set out in the European Regulatory Application. Once Ardana is the MA holder it may request Columbia to modify or alter the Trade Dress for the Finished Product. In such a case Columbia shall implement such modifications or alterations on the following terms:

     4.4.1 Ardana shall supply Columbia with full details of such new Trade Dress and if the cost and expense of printing Packaging with such new Trade Dress is greater than the cost and expense of the [***] used by or on behalf of Columbia for the Trade Dress set out in the European Regulatory Application, Columbia shall, within 60 days of receipt of details of such new Trade Dress, advise Ardana in writing of such additional cost and expense relating to preparing and printing such new Trade Dress specified as a price

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          in Euros per 60 tablet package (or other package volumes as agreed between the Parties);

     4.4.2 if Ardana decides to proceed, Ardana shall be responsible for commissioning and acquiring all related artwork, plates and other materials necessary to print the Packaging in the new Trade Dress; and

     4.4.3 if Ardana decides to proceed, the additional price of Product identified by Columbia under Clause 4.4.1 shall be added to the purchase price under Clause 7.1.

4.5 Columbia shall provide Ardana with a copy of Columbia's Trademark Usage Manual relating to the manner of use of the Trademark, and may update the Trademark Usage Manual from time to time as Columbia finds appropriate and necessary. Ardana shall comply with the Trademark Usage Manual.

4.6 A copy of the marketing material (which the Parties agree may be in draft layout) using or otherwise containing the Trademarks in the form to be distributed, referenced or otherwise used by Ardana in connection with its Commercialization of the Product shall be provided to Columbia not less than thirty (30) days before Ardana intends to release, distribute, reference or use such material and Columbia shall have fifteen (15) Business Days from receipt of the same to provide Ardana with any comments or suggested amendments in relation to the use of the Trademark. Ardana shall take such reasonable comments or suggested amendments into account subject always to Ardana's responsibilities as the holder or intended holder of the MA relating to Product. If Columbia does not provide any comments or suggested amendments within such fifteen (15) Business Day period Columbia shall be deemed to have approved the use of the Trademarks in such marketing material. The restrictions of this Clause 4.6 shall not apply in relation to marketing or promotional material relating to Ardana (as opposed to the Commercialization of Product) and Ardana shall be free to use the Trademarks in Ardana's own promotional material and presentations (for example, company presentations during fund raising activities), provided, always, that it does so in accordance with the Trademark Usage Manual.

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4.7  The final decision on Packaging, design and Labelling shall be Ardana's;
     provided, however, that (i) with respect to all Finished Product manufactured by Columbia's contract manufacturer Mipharm S.p.A., as far as practicable, subject to Applicable Laws and the MAs, on the Packaging there will be printed "Manufactured by Mipharm S.p.A., Milan, Italy" and (ii) the Packaging and Labelling will be marked with all relevant patent numbers in each country of the Territory, as may be required by local patent law or practice or otherwise permitted under Applicable Law and the MAs.

4.8 Columbia shall as directed by Ardana (acting in accordance with the requirement of the relevant MA), ensure that the external Packaging of the Finished Product includes Ardana's name and logo, which name and logo as holder of the MA in the Territory shall be in as large a typeface and in as prominent a position as is required and/or is permissible under the Applicable Law of each country of the Territory. Save to the extent Ardana may be required to do so by a Governmental Authority or pursuant to the requirements of the MA, Ardana shall not alter the Packaging or Labelling of the Product nor shall Ardana conceal or otherwise obscure, remove or otherwise interfere with the Trademarks or other markings, which Columbia, in its sole discretion, may include on the Packaging or Labelling of the Product.

4.9 Ardana shall provide Columbia with information and examples as to Ardana's use of the Trademarks, as Columbia may request, to permit Columbia's proper maintenance and registrations of the Trademarks.

4.10 Ardana expressly acknowledges that Columbia owns the Trademarks, and the considerable goodwill associated therewith. Ardana shall not attack, dispute, or contest the validity of Columbia's ownership of the Trademarks or any registrations issued or issuing with respect thereto, both during the Term and/or thereafter. Ardana further agrees that any use of the Trademarks by Ardana shall be for the benefit of Columbia and any goodwill accrued in connection with the use and display of the Trademarks shall accrue solely to the benefit of Columbia and not Ardana. In the event Ardana acquires any rights relating to the Trademark for any reason, Ardana agrees to assign to Columbia, at no cost to Columbia, all such rights, together with any related goodwill. Ardana shall not do or perform any act that may endanger,

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     destroy, or similarly affect the value of the goodwill pertaining to the
     Trademarks nor do any act that might support a petition to cancel or otherwise invalidate any registration relating to the Trademarks or cause the applicable registrar to require a disclaimer of exclusive rights in such Trademarks nor assist any other person or other entity, directly or indirectly, in so doing. Ardana will, at any time, upon the request of Columbia, execute any documents reasonably required by Columbia to confirm Columbia's ownership of all such rights in the Trademarks.

4.11 Ardana shall not sell or otherwise distribute any Finished Product under any other trademark, logo or other indicia other than as contemplated under the terms and conditions of this Agreement.

4.12 Ardana shall not use any trademarks or trade names (other than the Trademarks) so resembling the Trademarks so as to be likely to cause confusion, dilution, or deception. Ardana shall not register the Trademarks in its own name nor attempt to register any trademarks, marks, or trade names confusingly similar to the Trademarks.

5.   COLUMBIA OBLIGATIONS

5.1 Upon and subject to the terms and conditions of this Agreement, Columbia hereby agrees at its own cost and expense:

     5.1.1 to procure that Columbia UK uses commercially reasonable efforts to obtain an MA in each Major Market of the Territory by filing and progressing the European Regulatory Application. In the event that any Governmental Authority in a Major Market requests that any further clinical trials, studies or investigations be conducted in the Territory before such Governmental Authority grant an MA, Columbia shall promptly conduct or have conducted such trials, studies or investigations at Columbia's cost and expense.

     5.1.2 to provide Ardana with reasonable advance notice of all material meetings or calls with Governmental Authorities in the Territory relating to the European Regulatory Applications and permit a maximum of 2 Ardana personnel to attend such meetings or calls as an observer at Ardana's sole cost and expense;

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     5.1.3 to manufacture or have manufactured and to supply to Ardana such amounts of the Finished Product for Ardana's Commercialization of the Product in the Territory, as Ardana may order from time to time on terms and otherwise in accordance with Clause 10 below and to manufacture or have manufactured and supply the Finished Product in the manner specified in the relevant MA of each country of the Territory and in accordance with cGMP, the Specifications and the Technical Agreement;

     5.1.4 to use commercially reasonable efforts to obtain a manufacturing authorisation for the purposes of manufacturing Finished Product in relation to each and every site at which manufacture (or any part thereof) of Finished Product shall occur, to provide Ardana with a copy of such manufacturing authorisation(s) and to provide Ardana with advance written notice of any proposed change to such manufacturing authorisation(s) in order that Ardana may make any relevant variations to the Regulatory Approval(s);

     5.1.5 to ensure that Product is handled and stored by it in accordance with all Applicable Laws and to ensure that it creates and retains manufacturing, analytical and distribution records, testing and releasing materials, undertakes production and quality controls, including in-process controls and all necessary stability studies, and analysis relating to the Product all in accordance with the Specification and cGMP;

     5.1.6 to have in place a Qualified Person, which Qualified Person shall be responsible for batch release of Product in the Territory and to supply Finished Product which has been released in the Territory for sale in the Territory by a Qualified Person in accordance with Applicable Laws;

     5.1.7 to put in place and maintain a technical agreement with each of its contract manufacturers from time to time (including in particular Mipharm) as required by any Governmental Authority which technical agreement shall be identical to the extent required by any Governmental Authority in the Territory (save as to the parties) to the Technical Agreement to be agreed pursuant to Clause 11.4;

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     5.1.8 to procure that Ardana, or its duly appointed agent, shall have the right to inspect the premises of Columbia or Columbia's contract manufacturer(s) where the Finished Product is manufactured, Packaged or Labelled, which inspections may take place no more often than once per year upon advance notice at any reasonable time;

     5.1.9 to ensure that no changes in chemistry and manufacturing controls specified in the CMC Data in the MA for the Finished Product in the Territory are made without Ardana's having obtained the prior approval of each applicable Governmental Authority for such changes if such approval is required;

     5.1.10 to keep Ardana informed in a timely manner of any information brought to Columbia's attention which in Columbia's reasonable judgment could lead to a variation of the MA, SmPC, Packaging or Labelling (subject to any overriding provisions of the pharmacovigilance procedures agreed pursuant to Clause 11.3);

     5.1.11 to provide Ardana with reasonable assistance in relation to any questions or issues raised by any Governmental Authority relating to Finished Product or the Regulatory Approvals, including, but not limited to, the provision of any relevant background data relating to Product in Columbia's possession or control;

     5.1.12 to supply the Finished Product in Packaging as required by Ardana which incorporates all information (including the patient information leaflet) that may be required by the relevant MA, any Governmental Authority or any Applicable Law from time to time;

     5.1.13 to notify Ardana promptly of any proposed inspections by any Governmental Authority (either in the Territory or outside of the Territory) of the facilities at which Finished Product is manufactured and procure that Ardana has a right to attend on such occasions if the inspection is by a Governmental Authority in the Territory and in any event Columbia shall inform Ardana of the outcome;

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     5.1.14 to establish and maintain a scientific service for scientific information relating to the Product and to liaise with Ardana in relation to any enquiries made to such service;

     5.1.15 to retain and archive all documentation relating to the Product including, in particular, documentation relating to regulatory matters and to clinical trials of Product; and

     5.1.16 to investigate promptly and report to Ardana all significant customer complaints or reports of incidents relating to the Finished Product affecting quality of which it has knowledge and co-operate with Ardana in the handling of such complaints and in accordance with Clause 11.2 and to provide a copy of each investigation report under this Clause 5.1.16 to Ardana.

6.   ARDANA OBLIGATIONS

6.1 Upon and subject to the terms and conditions of this Agreement, Ardana hereby agrees at its own cost and expense:

     6.1.1 subject to provisions of Clause 2.7 to maintain the MAs received in relation to the Territory, including by filing variations to such MAs as necessary; and

     6.1.2 to provide Columbia with reasonable advance notice of all material meetings or calls with Governmental Authorities relating to the MAs. A maximum of 2 Columbia personnel may attend such meetings or calls at its own cost and expense.

6.2 Ardana, as the holder of the MAs in the Territory and without limiting its obligations under this Agreement or under any Applicable Law, shall comply with the content and terms of all MAs.

6.3 Ardana shall establish and maintain a scientific service for scientific information relating to the Product and shall liaise with Columbia in relation to any enquiries made to such service;

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6.4  Ardana shall use its reasonable commercial efforts to promote, market and sell the Finished Product, in each country within the Territory launching the same in such country within [***] of both Regulatory Approval and any relevant pricing and/or reimbursements approvals being obtained in such country (provided that it is acknowledged that the decision to launch prior to such approvals shall be in Ardana's sole discretion) and to establish a sales force appointed and trained in accordance with Good Industry Practice to promote the Finished Product in the Major Markets. Ardana shall use its reasonable commercial efforts to obtain any relevant pricing approvals in the countries where such approval is required. Additionally, Ardana shall:

     6.4.1 comply at all times with all Applicable Laws pertaining to the Commercialization of the Product, as applicable, including without limitation, purchase, storage, handling, marketing, promotion, distribution, offering for sale and sale of the Product in each country of the Territory;

     6.4.2 notify Columbia of the identity of any proposed third party distributor and Columbia shall have [***] to approve such distributor (which approval shall not be unreasonably withheld) and provided that the terms of appointment of such distributor shall prevent the further appointment of sub-distributors without first obtaining Ardana's and Columbia's prior written approval (which approval may be withheld for any or no reason);

     6.4.3 either itself or through its agents or distributors maintain adequate facilities for the efficient Commercialization of the Finished Product throughout the Territory;

     6.4.4 purchase from Columbia such quantities of the Finished Product as will enable Ardana to maintain sufficient stocks to meet all reasonably foreseeable demands for the Finished Product in the Territory;

     6.4.5 in dealing with or handling the Finished Product follow the reasonable instructions of Columbia, and provide for or have provided the storage of the Finished Product in a manner consistent with the terms of the applicable MA and Applicable Law;

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     6.4.6 in marketing and selling the Finished Product,

          6.4.6.1 not make any statements, representations, warranties or guarantees concerning the Finished Product which are contrary to the MA for the Finished Product or Applicable Laws; and

          6.4.6.2 avoid any misleading or deceptive marketing practices or any other promotional activities that may harm or otherwise damage Columbia's or its Affiliates image or reputation, whether within the Territory or outside the Territory;

     6.4.7 keep the Committee (as hereinafter defined) informed of the Commercialization of the Finished Product in the Territory (including but not limited to sales of the Finished Product) by way of a monthly written report detailing the level of sales made during the previous month (as reasonably available to Ardana at the time of compiling such report) and summarising any material developments relating to Product during the previous month (for example obtaining pricing and/or reimbursement approval in a particular country in the Territory). Such report shall be submitted within thirty (30) days of the end of each calendar month. Ardana shall also promptly inform the Committee of any other information that it now has or which it may receive in the future which in Ardana's opinion is likely to be of interest, benefit, or use to Columbia in relation to the sale of the Finished Products outside the Territory;

     6.4.8 maintain or have maintained the Finished Product, pending distribution and sale to customers, in a facility that is properly equipped (including temperature and humidity control) to store pharmaceutical and other sensitive products. Columbia, or its duly appointed agent, shall have the right to inspect the premises of Ardana or sub-contractor where the Finished Product is held, stored, and/or distributed, and Ardana shall permit such inspection or arrange for such inspection no more often than once per year, upon advance notice at any reasonable time, of the methods and procedures used in the distribution, storage and sale of the Finished Product and provide

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          to Columbia all government inspection reports and certificates relating thereto promptly upon Ardana's or its sub-contractors' receipt thereof;

     6.4.9 investigate promptly and report to Columbia all significant customer complaints or reports of incidents relating to the Finished Product affecting quality of which it has knowledge and co-operate with Columbia in the handling of such complaints and in accordance with Clause 11.1. Ardana shall provide a copy of each investigation report under this Clause 6.4.9 to Columbia.

     6.4.10 keep Columbia informed in a timely manner of any information brought to Ardana's attention which in Ardana's reasonable judgment could lead to a variation of the MA, SmPC, Packaging or Labelling (subject to any overriding provisions of the pharmacovigilance procedures agreed pursuant to Clause 11.2); and

     6.4.11 retain and archive all documentation relating to the Product, including, in particular, documentation relating to regulatory matters and to clinical trials of Product;

6.5 Ardana agrees that it shall not, without Columbia's prior written approval (not to be unreasonably withheld), distribute or sell in the Territory a testosterone product for the Indication other than the Product.

6.6 Ardana shall not Commercialize the Product in conjunction or otherwise together with any other products as a loss leader without Columbia's prior written approval, which approval may be withheld by Columbia for any reason, provided always that Ardana shall be permitted to sell and promote Finished Product with other products on an arms-length basis in accordance with Good Industry Practice.

6.7 Ardana shall be responsible for all costs and expenses associated with its Commercialization activities.

6.8 Ardana, at its sole cost and expense, shall be responsible for obtaining all necessary permissions, consents and licences (other than the MAs), required to Commercialize the Finished Product in each country in the Territory under any Applicable Law,

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     including without limitation, any import approvals, wholesale dealer's licenses and pricing and reimbursement approvals. Columbia agrees to reasonably cooperate with Ardana in obtaining any such additional necessary authorizations and approvals required to launch the Finished Product in each country in the Territory, including representatives of Columbia attending meetings with the relevant Governmental Authorities if so requested by Ardana together with Ardana at Columbia's own cost and expense for such attendance.

6.9 Ardana shall be responsible for setting the sales price of Finished Product in the Territory.

6.10 Ardana shall during the Term of this Agreement fulfil all of its obligations and covenants hereunder in a manner that is consistent with Good Industry Practice:

6.11 Ardana shall not:

     6.11.1 advertise the Finished Product or canvass or solicit orders for the Finished Product outside the Territory; or

     6.11.2 open branches for the sale of the Finished Product outside the Territory; or

     6.11.3 maintain distribution depots for the Finished Product outside the Territory.

6.12 Ardana affirms that it is familiar with the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and as may be further amended and supplemented from time to time ("FCPA"). Ardana warrants, covenants, represents and agrees that, in connection with the performance of this Agreement or with the sale of any Product, neither Ardana nor any of its principals, employees or agents will perform any act that may constitute a violation of the FCPA or that may cause a violation under the FCPA by Ardana or Columbia. Ardana shall certify the accuracy and veracity of the foregoing representation and warranty from time to time in writing, as Columbia shall request.

7.   PRICE, PAYMENT TERMS AND SALES TARGETS

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7.1  Ardana shall purchase from Columbia all of its requirements for the
     Finished Product at a fixed cost of Euro [***] for a package of 60 tablets (the "Purchase Price") (or as otherwise agreed between the Parties in respect of different package volumes). Such price shall apply before and from First Commercial Sale subject to review at each anniversary of the first of the month following First Commercial Sale as follows:

     7.1.1 Columbia shall inform Ardana whether there has been any increase to the cost of Columbia obtaining Finished Product from its contract manufacturer;

     7.1.2 Columbia shall use its reasonable efforts to avoid any such proposed increase under its manufacturing agreement with its contract manufacturer and to source Finished Product at a more competitive price (in accordance with the provisions of such agreement); and

     7.1.3 in the event that having fulfilled its obligations under Clause 7.1.2 the cost of supply of Finished Product to Columbia is increased then the Purchase Price may be increased by Columbia provided that such increase shall be no greater than the increase in [***] for the previous 12 month period;

     7.1.4 for the avoidance of doubt any increase in the Purchase Price pursuant to this Clause 7.1 shall only apply to the extent of any increase in the price of supply of Product to Columbia.

7.2 Columbia shall keep and shall procure that its Affiliates, agents, distributors and subcontractors keep true and accurate records and books of account containing all data necessary for the verification by Ardana under sub-clauses 7.1.1 to 7.1.4. Those records and books of account shall be kept for seven (7) years following the end of the year to which they relate. Upon Ardana's (the "Assessing Party") written request a firm of accountants appointed by agreement between the Parties (or, failing such agreement within ten (10) Business Days of the initiation of discussions between them on this point and at the request of either Party by the President for the time being of the Institute of Chartered Accountants of England and Wales in London) shall carry out a review procedure in relation to Columbia's (the "Assessed Party") cost of obtaining Finished Product as follows:

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     7.2.1 such firm of accountants shall be given access to and shall be permitted to examine such books and records upon twenty (20) Business Days notice having been given by the Assessing Party and at all reasonable times on Business Days for the purpose of certifying to the Assessing Party that Columbia applied the provisions of sub-clauses
          7.1.1 to 7.1.4;

     7.2.2 prior to any such examination taking place, such firm of accountants shall undertake to the Assessed Party in a deed that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including the Assessing Party, but shall only use the same for the purpose of the calculations which they need to perform in order to issue the certificate to the Assessing Party which this Clause 7.2 envisages;

     7.2.3 any such access examination and certification shall occur no more frequently than once per year and will not go back over records more than two (2) years old unless a discrepancy is found;

     7.2.4 the Assessed Party shall make available personnel to answer queries on all books and records required for the purpose of the certification;

     7.2.5 if the certification shows that the Assessed Party has not applied the provisions of sub-clauses 7.1.1 to 7.1.4 the Parties shall forthwith recalculate the price which should have been paid by Ardana and any monies which such recalculation shows as being due and owing by one Party to the other shall be paid by that Party. The cost of the accountant shall be the responsibility of the Assessed Party if the recalculation shows that the Assessed Party has charged the Assessing Party a price more than [***] in excess of the recalculated price and the responsibility of the Assessing Party otherwise.

7.3 Upon shipment of Product to Ardana, Columbia shall submit invoices therefor to Ardana. Ardana shall pay each invoice in full within thirty (30) days after the date of invoice. All payments shall be made in Euros.

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7.4  It is acknowledged and agreed that the Minimum Purchase Requirements operate as follows: if in any year following the date of First Commercial Sale Ardana has not purchased from Columbia the volume of Product set out in the Minimum Purchase Requirements for that year because of lack of market demand or other reason. In such circumstances Ardana shall at its option:

     7.4.1 issue a Purchase Order or Purchase Orders to Columbia in accordance with the procedures set out in Clause 10 for the outstanding quantities for delivery during that year in which case there shall be no breach of this Agreement by Ardana; or

     7.4.2 fail to purchase the outstanding quantities during such year in which case Ardana shall be in material breach of this Agreement and the remedy provisions of Clause 16.1.1 shall not apply.

7.5 No later than 180 days before the end of the [***] period commencing on the date of First Commercial Sale and covered by the Minimum Purchase Requirements the Parties shall meet and shall seek to agree Minimum Purchase Requirements for the [***] of this Agreement. If the Parties fail to agree such new Minimum Purchase Requirements on or before 90 days before the end of [***] the setting of the Minimum Purchase Requirements for the [***] period shall be referred to the Expert's Decision. In making this decision the expert shall:

     7.5.1 invite written submissions from each of the Parties putting forward justification for the Minimum Purchase Requirements which they are proposing; and

     7.5.2 invite oral submissions of no more than [***] utilising whatever experts the Parties so choose putting forward justification for the Minimum Purchase Requirements which they are proposing.

8.   COMMERCIALISATION COMMITTEE

8.1 Ardana and Columbia shall create a Commercialisation Committee (the "Committee") to consist initially of two persons as voting members ("Members"), one of whom shall be nominated by Ardana and one of whom shall be nominated by Columbia. Each

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     Member shall be entitled to exercise one (1) vote each on the Committee, whether or not present at any Committee meeting. Columbia shall also be entitled to appoint one of its nominees to be the chairman of the Committee ("Chairman"). In the event of a deadlock in relation to those issues set out in Clauses 8.6, the Chairman shall be entitled to cast the deciding vote. The Committee will meet no less frequently then [***].

8.2 Each of Ardana and Columbia shall be entitled to remove their Member and appoint a replacement therefor. The number of Members may be altered if agreed to by Ardana and Columbia in writing; provided, however, that, each of Ardana and Columbia shall be entitled to appoint an equal number of Members.

8.3 The quorum for meetings of the Committee shall be two (2) Members. The venue for meetings not held by teleconference shall alternate between the offices of Ardana in Edinburgh, Scotland and the offices of Columbia's Affiliate in Livingston, New Jersey or such other venue as may be agreed. Each party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with Committee meetings.

8.4 The Committee shall have power to invite persons whose special skills or influence might advance the Commercialisation of the Product, in confidence and upon behalf of the Committee, to attend and address meetings of the Committee. Each party shall give the other reasonable advance notice of the identity of any such additional attendees which it intends to participate in the Committee meeting in question. For the avoidance of doubt it is agreed that such persons shall not be Members and shall not have a right to vote or participate in the decision making process of the Committee.

8.5 The Chairperson shall take responsibility for promptly preparing the minutes of any Committee meeting, receiving approval of those minutes from the other Committee Member who participated in the meeting, obtaining each Member's signature on the approved minutes and promptly distributing a copy of the signed minutes to each Party.

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8.6  The Committee shall be a co-ordination, liaison and communication forum in relation to the global issues relating to Product and shall only be a decision making forum in relation to strategic regulatory issues affecting the Product, provided, always, that Ardana shall never be required to agree to or implement any decision of the Committee which would be contrary to Ardana's responsibilities as the holder of the MAs in the Territory or to Applicable Laws.

9.   CLINICAL STUDIES, TRIALS AND INVESTIGATIONS

9.1 Either Party (the "Initiating Party"), may from time to time, propose to the other Party that additional clinical trials, studies or investigations be initiated in relation to the Product including adding a further indication to the European Regulatory Application or the MAs ("Additional Studies"). The Parties shall meet and discuss the same in good faith and if the Parties agree the plans and protocols for such Additional Studies (including which Party shall be the sponsor of such Additional Studies) and the cost of such Additional Studies will be shared equally between the Parties. If the Parties do not agree to jointly fund such Additional Studies then the provisions of Clause 9.2 and 9.3 shall apply.

9.2 If Ardana is the Initiating Party it shall obtain the prior written approval of Columbia, which approval may be withheld by Columbia for any reason or no reason, on the proposed Additional Studies prior to initiating such Additional Studies and shall prepare, maintain and deliver to Columbia, complete and accurate copies of records and reports, including progress, safety and final reports. Columbia shall reasonably cooperate and assist Ardana in obtaining any Regulatory Approvals required for additional indications or other revised Labelling of Product in the Territory justified by the outcome of such Additional Studies, including attendance at meetings with relevant Governmental Authorities and Ardana shall file (if applicable) variations to the MAs and use its reasonable efforts to obtain such variations to the MAs relating to such Additional Studies at its own cost and expense.

9.3 If Columbia is the Initiating party, Columbia shall give Ardana the opportunity to comment upon such Additional Studies and shall keep Ardana informed of the progress of such Additional Study and shall provide to Ardana a written report of the outcome of such Additional Studies. Columbia shall prepare, maintain and deliver to

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     Ardana, complete and accurate copies of records and reports, including progress, safety and final report. Columbia shall reasonably cooperate and assist Ardana in obtaining any variations to the MAs required for additional indications or other revised Labelling of Product in the Territory justified by the outcome of such Additional Studies including attendance at meetings with relevant Governmental Authorities and Ardana shall file (if applicable) for such variations to the MAs and use its reasonable efforts to obtain such variations to the MAs relating to such Additional Studies at its own cost and expense.

9.4 Where Ardana is the Initiating Party a final report of the Additional Study results from all Additional Study sites shall be prepared by Ardana and reviewed by Columbia, and may thereafter be released or submitted for publication by Ardana for use at conferences and publication in scientific journals.

9.5 All rights in and to any data, results, information, inventions, discoveries and/or improvements arising out of the performance of an Additional Study, whether patentable or not, conceived, made, obtained or developed ("the Data Package") pursuant to an Additional Study shall vest in and remain the property of Columbia, provided always that the rights in such Data Package shall be the subject of the license to Ardana under Clause 2.1 and the assignment to Ardana under Clause 2.6. If Columbia uses the Data Package outside the Territory by licensing or otherwise authorising the use of the same by a third party (including the appointment of a distributor):

     9.5.1 if such Data Package has been generated pursuant to an Additional Study funded by Ardana then notwithstanding that Columbia owns such rights in such Data Package in the event that Columbia grants to a third party any such rights to use such Data Package it shall pay to Ardana one hundred percent (100%) of the consideration received from such third party for the right to use such Data Package;

     9.5.2 if such Data Package has been generated pursuant to an Additional Study funded jointly between Ardana and Columbia then in the event that Columbia grants to a third party any right to use such Data Package it shall

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          pay to Ardana fifty per cent (50%) of the consideration received from such third party for the grant of the right to use such Data Package.

10.  FORECASTS; ORDERS; DELIVERY AND ACCEPTANCE

10.1 No later than three months prior to the anticipated date of First Commercial Sale of Finished Product in the Territory and each Quarter thereafter, Ardana shall prepare and provide Columbia with a written forecast by Quarter of its requirements for Product ("Forecasts") for the immediately succeeding four full Quarters, including, with respect to the first Forecast, the period between the anticipated date of First Commercial Sale and the beginning of the first Quarter following First Commercial Sale. The amounts set forth for the first Quarter in each Forecast shall constitute a firm purchase order and shall be binding upon Ardana. The amounts set forth in the following three (3) Quarters shall constitute Ardana's non-binding, good faith estimate of the Product requirements of Ardana for such periods; provided, however, that in relation to the amounts set forth for the second Quarter when such Quarter becomes the first Quarter of the next Forecast the amounts set forth in such first Quarter shall not be less than eighty percent (80%) nor shall Columbia be obligated to supply greater than one hundred twenty percent (120%) of the amounts set forth in the immediately preceding Forecast for such Quarter, but Columbia may agree to supply such greater amount in its sole discretion.

10.2 Each firm purchase order provided to Columbia by Ardana pursuant to Clause
     10.1 above shall be in writing and shall specify the description of the Finished Product ordered, the quantity ordered, the price and required delivery date therefore ("Purchase Order"). In the event of a conflict between the terms and conditions of any Purchase Order and this Agreement, the terms and conditions of this Agreement shall prevail. Columbia shall have no obligation to supply quantities of Finished Product (i) in the event Ardana places orders for amounts of Product that are smaller than Columbia or its contract manufacture standard manufacturing batch size for the Product and the amount of Product remaining after filling orders from other Columbia customers are not available in sufficient quantity to fill the order placed by Ardana; or (ii) in relation to quantities of Finished Product specified in the Purchase Order in excess of one hundred and twenty percent (120%) the quantities specified in the previous Forecast for such Quarter provided under Clause 10.1 above.

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10.3 Columbia shall within ten (10) days of the receipt of any Purchase Order from Ardana made pursuant to Clause 10.2 give written notice to Ardana if it cannot fulfil such Purchase Order and the provisions of Clause 16.1 shall apply.

10.4 All Finished Product supplied under this Agreement shall be delivered Ex Works (INCOTERMS 2000) Columbia's or its nominee's manufacturing and/or distribution facility in Europe and shall be accompanied by a written certificate of analysis signed by the Qualified Person confirming that such quantity of Finished Product meets the Specification. Ardana shall secure transport and insurance with its own providers at its sole cost and expense. Ardana shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Finished Product purchased by Ardana hereunder which amounts shall be separately set forth on Columbia's invoices to Ardana. Title and risk of loss and damages to Finished Product purchased by Ardana hereunder shall pass to Ardana upon receipt of the Finished Product by the carrier designated by Ardana at Columbia's facility. Columbia acknowledges that it shall be obliged to supply Finished Product to Ardana from a manufacturing and/or distribution facility in Europe. In the event that Columbia manufactures or has manufactured the Finished Product outside Europe it shall so notify Ardana and the delivery terms set out in this Clause 10.4 shall be amended such that Columbia shall supply Finished Product to Ardana CIF (INCOTERMS 2000) to a delivery site in Europe and provided that such Finished Product is released in the Territory by a Qualified Person in the Territory. For the avoidance of doubt this shall not result in any change to the Purchase Price.

10.5 Following receipt of a shipment of Finished Product from Columbia, Ardana or its designated agent shall, within thirty (30) days, carry out a visual inspection (as defined below) of such shipment to ensure that Packaging and Labelling of Finished Product has taken place in accordance with the Specification and is accompanied by an associated Certificate of Analysis and if Ardana determines in its sole discretion (exercised reasonably) that it has not so taken place it shall promptly notify rejection of shipment to Columbia in writing. Subject to the provisions of Clause 10.7, if Ardana does not notify Columbia of rejection of such shipment within such thirty
     (30) days, such shipment of Finished Product shall be deemed to have been accepted.

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10.6 For the purposes of this Agreement, "visual inspection" shall mean:

     10.6.1 comparing the applicable order against the documentation accompanying the shipment to verify that the delivery date, identity, quantity and exterior shipment labelling comply with the order;

     10.6.2 verifying that the Certificate of Analysis for the shipment states that the Product conforms in all material respects to the applicable Specifications; and

     10.6.3 visually inspecting the exterior of the shipment of Finished Products to verify that the shipment appears to be in good condition.

     For the avoidance of doubt, visual inspection does not include laboratory analysis.

10.7 Notwithstanding the foregoing, Columbia shall remain liable to Ardana to the extent provided in Clause 10.8 or 10.9 as appropriate for any latent defect that subsequently is discovered which renders the Finished Product unsaleable, if such defect is due to the failure of the Finished Product to meet Specification and/or cGMP and provided that Ardana immediately inform Columbia by a notice in writing of such defect and rejection of the relevant shipment not later than ten (10) days from the date of discovery of such latent defect.

10.8 Within 10 days of receipt by Columbia of a notice of rejection from Ardana in accordance with Clauses 10.5 or 10.7 Columbia shall indicate in writing to Ardana whether Columbia is issuing a return authorisation or not. In the event that a return authorisation is so issued Ardana shall return to Columbia at Columbia's expense the quantities of Finished Product in question and Columbia shall replace such quantities within sixty (60) days or as soon as reasonably practicable thereafter. If the payment in respect of such quantities is outstanding, it shall be postponed until such replacement quantities are received and accepted by Ardana in accordance with this Clause 10.

10.9 After receipt of any rejection notice from Ardana pursuant to Clause 10.5 or Clause 10.7 if Columbia does not issue a return authorisation under Clause 10.8, Columbia shall analyze any batch of Finished Product rejected by Ardana for nonconformity

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     with the Specifications within thirty (30) days of receipt of such notice, and present its findings with respect to such Finished Product to Ardana. If such tests confirm non-conformity with the Specification Columbia shall promptly supply to Ardana (at Columbia's cost and expense) a conforming batch in the same quantity as the rejected batch and shall reimburse Ardana for any out of pocket costs or expenses incurred by Ardana including shipping charges in relation to such non-conforming batch. If the Parties cannot agree on whether the batch of Finished Product in question conforms to the Specifications, an independent qualified laboratory reasonably acceptable to both Parties, and at a cost equally shared by both Parties, shall analyze both Ardana's and Columbia's samples of Product in question, and the definitive results of such laboratory shall be binding on the Parties. If the batch of Finished Product in question is determined to be nonconforming, such nonconforming Finished Product shall be held for Columbia's disposition, or shall be returned to Columbia, in each case at Columbia's expense, as directed by Columbia no later than fifteen (15) days following such determination. Columbia shall replace each nonconforming batch of Finished Product, or the nonconforming portion thereof, with conforming Finished Product within sixty (60) days or as soon as reasonably practical after receipt of notice of rejection thereof. If the batch of Finished Product in question is determined to be conforming and provided that the Certificate of Analysis did not indicate it to be nonconforming, such Finished Product shall be returned to Ardana at Ardana's cost and expense.

10.10 Columbia shall use its commercially reasonable efforts to establish or have established a second manufacturing site for of the Finished Product.

10.11 Columbia shall, at its own cost and expense hold for Ardana [***] stocks of Finished Product for each of the Major Markets at levels commensurate with the quantities ordered by Ardana in its previous Quarterly Purchase Order for Finished Product in such country. In the event that Columbia is forced to supply these safety stocks to Ardana in order to meet Ardana's Purchase Order(s) in circumstances where Columbia cannot replenish these safety stocks as a result of any failure of Columbia's contract manufacturer to supply Columbia with Finished Product manufactured in accordance with cGMP and to Specification for whatever reason, such failure to replenish the safety stocks shall not constitute a breach of this Clause
     10.11 by

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     Columbia provided always that Columbia shall replenish such safety stocks as soon reasonably practicable.

10.12 Columbia shall employ stock rotation methods and techniques consistent with Good Industry Practice so as to ensure that Finished Product delivered to Ardana has a minimum of [***] of its shelf life unexpired.

11.  REGULATORY AND OTHER MATTERS

11.1 Except as may otherwise be agreed, Ardana shall refer any significant complaints or reports of incidents which it or any of its Affiliates receives concerning the Finished Product affecting quality to Columbia within four (4) working days of Ardana's receipt of the same, provided, that all complaints concerning suspected or actual Finished Product tampering, contamination or mix-up shall be delivered within one (1) working day of receipt of the same by Ardana or any Affiliate or subcontractor of Ardana. For the avoidance of doubt, to the extent that any such complaint amounts to or relates to an Adverse Reaction the terms of the pharmacovigilance procedures to be agreed by the Parties pursuant to Clause 11.2 shall apply in relation to such complaint: in the event of any inconsistency between the application of this Clause 11.1 and such pharmacovigilance procedures, the terms of such pharmacovigilance procedure shall prevail.

11.2 The Parties agree that within nine months of the Commencement Date they shall agree on a product recall procedure, subject always to the other provisions of this Agreement, a Packaging and Labelling procedure, and a pharmacovigilance procedure, all in accordance with Applicable Laws.

11.3 Notwithstanding that the Parties shall agree upon product recall procedure pursuant to Clause 11.2, the Parties agree that the costs of recall shall be met as follows: if a recall arises due to any act or omission by Ardana the cost of goods sold, distribution expenses and third-party recall expenses (collectively, the "Recall Costs") shall be borne by Ardana; if a recall arises from any other reason then the Recall Costs shall be borne by Columbia. Ardana shall maintain records of all sales of Product and customers sufficient for Ardana (as appropriate) to adequately administer a recall for the period required by Applicable Law.

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11.4 Within 9 months (or such other period as is agreed by the Parties) of the
     Commencement Date the Parties shall agree upon a technical agreement as required pursuant to Directive 2001/83.

11.5 In addition to the requirements of Clauses 11.1 and 11.3 and the items agreed under Clause 11.2, each Party agrees to keep the other Party informed, commencing within two (2) working days of notification of any action by, or notification or other information which it receives (directly or indirectly) from any Governmental Authority, which (a) raises any material concerns regarding the safety or efficacy of any Product, (b) which indicates or suggests a potential material liability for either Party to third parties arising in connection with any Product, or (c) which is reasonably, likely to lead to a Recall of any Product, including in all cases, but not limited to:

     11.5.1 Governmental Authority inspections of manufacturing, distribution or other related facilities, in which Product is manufactured, stored or otherwise present;

     11.5.2 receipt of a warning letter from any Governmental Authority relating to any Product; or

     11.5.3 initiation of any Governmental Authority investigations, detention, seizure or injunction concerning any Product.

11.6 Columbia shall keep Ardana regularly informed of all material correspondence and communications with any Governmental Authority in the Territory concerning the manufacture, Specification, quality or Packaging of the Finished Product by it or its contract manufacturer.

11.7 If Columbia is advised by its legal advisers that it must communicate with any Governmental Authority in the Territory on any matter the subject of Clauses 11.5 or 11.6, Columbia shall so advise Ardana immediately and, unless prohibited by Applicable Law, Columbia shall provide Ardana in advance with a copy of any proposed written communication with any such Governmental Authority and shall comply with any and all reasonable directions of Ardana concerning any meeting or written or oral communication with such Governmental Authority.

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12.  SIGNATURE AND MILESTONE FEE

12.1 Signature Fee. In consideration of the obligations of Columbia under Clauses 2.4 and 2.5 and in partial consideration of the rights assigned hereunder under Clause 2.6 Ardana shall pay Columbia a non-refundable signature fee of two million dollars (US$2,000,000) upon execution of this Agreement or subsequent date agreed upon.

12.2 Milestone Fees.

     12.2.1 Ardana shall pay to Columbia a non-refundable milestone payment of:

          12.2.1.1 one million dollars (US$1,000,000) upon acceptance by the Governmental Authority in the UK the Medicines Control Agency of the European Regulatory Application being complete and sufficient for the purpose of seeking Regulatory Approval in the UK in further partial consideration of the rights assigned hereunder under Clause 2.6;

          12.2.1.2 one million dollars (US$1,000,000) on or before December 15, 2002,in further partial consideration of the rights assigned hereunder under Clause 2.6;

          12.2.1.3 eight hundred thousand dollars (US$800,000) upon receipt of the MA for the Product in [***] in consideration of Columbia's obligations under Clause 2.7 in relation thereto;

          12.2.1.4 [***] dollars ($[***]) upon Marketing Authorisation for the Product received in [***] for a total of US$1,200,000 and in consideration of Columbia's obligations under Clause 2.7 in relation thereto; and

          12.2.1.5 in final partial consideration of the rights assigned hereunder under Clause 2.6, two million dollars ($2,000,000) within sixty (60) days of the end of the calendar month in which cumulative Net Sales of the Product by Ardana, its Affiliates and/or its licensees for all of the countries in the Territory exceed US$[***]. Until this payment is

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               made Ardana shall report to Columbia as specified in Clauses
               16.5.5 and 16.5.6.

     Columbia will invoice Ardana for the payment set out in 12.2.1.2 and, provided that Ardana received such invoice, it shall pay to Columbia the sum due under such clause on or before the 15th December 2002. Columbia will invoice Ardana for each payment due under Clauses 12.2.1.3 to 12.2.1.5 on the occurrence of the event and, provided that Ardana receives such invoice, Ardana shall pay such invoice within 15 Business Days of receipt of invoice.

12.3 All payments under the terms of the Agreement are expressed to be exclusive of value added tax howsoever arising.

12.4 All payments made to Ardana under the Agreement shall be made by telegraphic transfer to the account of Ardana Bioscience Limited at:

     [***]

     Account Name: [***]

     Account code: [***]

     Sort Code:    [***]

     SWIFT Code:   [***]

     or any other bank account that may be notified by Ardana to Columbia from time to time.

12.5 All payments made to Columbia under the Agreement shall be made by telegraphic transfer to the account of Columbia at:

     [***]

     Account Name: [***]

     Account Code: [***]

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     ABA  Code: [***]


     or any other bank account that may be notified by Columbia to Ardana from time to time.

12.6 If either Party fails to make any payment to the other Party hereunder on the due date for payment without prejudice to any other right or remedy available to that Party, that Party expecting payment shall be entitled to charge the other Party interest (both before and after judgement) on the amount unpaid at the base rate of the Bank of England from time to time or any successor rate thereto plus five per cent (5%) calculated on a daily basis until payment in full is made without prejudice to that Party's right to receive payment on the due date.

13.  WARRANTIES, INDEMNIFICATION; LIMITATION OF LIABILITY; AND INSURANCE

13.1 Each Party represents and warrants to the other Party that:

     13.1.1 it has the corporate power and authority and the legal right to enter into this Agreement and that this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

     13.1.2 such Party has not, and during the term of the Agreement will not, without the prior written consent of the other Party grant any rights to any third party that would conflict with the rights granted to the other Party hereunder;

     13.1.3 in the case of Columbia it has the right to grant the licenses granted under Clause 2.1 and to make the assignment under Clause 2.6 and to enter into its other obligations under this Agreement and that it has taken any corporate

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          action with Columbia Affiliates which is necessary for this to be the case and that it has the authority to act as agent for Columbia UK in the matters specified in this Agreement and the corporate power to procure Columbia UK as specified in this Agreement. Columbia further hereby warrants and undertakes that at the Commencement Date that save as otherwise disclosed to Ardana in writing it has not assigned, licensed, mortgaged, charged or otherwise disposed of or encumbered the right, title or interest in the Columbia Patent Rights and that so far as it is aware the exercise by Ardana of its rights hereunder shall not infringe the Patent Rights or trademarks or other intellectual property rights of any third party;

     13.1.4 it is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; and

     13.1.5 the execution and delivery of this agreement and the performance of such Party's obligations do not constitute a default or require any consent under any other contractual obligation of such Party.

13.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT COLUMBIA MAKES NO WARRANTIES OR REPRESENTATIONS, IMPLIED OR EXPRESS, WITH RESPECT TO THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, USE, PERFORMANCE, NON-INFRINGEMENT OR PATENTABILITY AND ANY SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

13.3 Subject to the provisions of Clause 13.4 and 13.5 Columbia shall be responsible for and shall indemnify Ardana and its directors, officers, servants and agents (collectively "the Indemnified Party") against any and all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by the Indemnified Party as a result of

     13.3.1 that part of any claim brought against Ardana by a Third Party which arises as a result of any activities of Columbia, its Affiliates or contract

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          manufacturers under or in relation to this Agreement being a claim that use of any Finished Product(s) has caused death or bodily injury; or

     13.3.2 a breach of warranty by Columbia under Clauses 13.1.

     An Indemnified Party that intends to claim indemnification under this Clause 13.3 shall promptly notify Columbia of any Third Party claim in respect of which the Indemnified Party intends to claim that indemnification. The Indemnified Party shall not compromise or settle the claim prior to any such notice. Columbia may assume and control the defence of any such Third Party claim, provided however, that an Indemnified Party shall have the right to retain its own counsel at its own cost and expense, if representation of that Indemnified Party by the counsel retained by Columbia would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by that counsel in the proceedings. The Indemnified Party shall co-operate with Columbia and its legal representatives in the investigation of any matter covered by this indemnification.

13.4 Subject to the provisions of Clause 13.5, Ardana shall be responsible for and shall indemnify Columbia and its Affiliates, directors, officers, servants and agents (collectively "the Indemnified Party") against any and all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by the Indemnified Party

     13.4.1 as a result of that part of any claim brought against Columbia or its Affiliates by a Third Party which arises as a result of the activities by Ardana or its affiliates, sublicensees, distributors or agents under this Agreement being a claim that use of any Finished Products has caused death or bodily injury; or

     13.4.2 as a result of a breach of warranty by Ardana under Clause 13.1.

     An Indemnified Party that intends to claim indemnification under this Clause 13.4 shall promptly notify Ardana of any Third Party claim in respect of which the Indemnified Party intends to claim the indemnifications. The Indemnified Party shall not compromise or settle the claim prior to any such notice. Ardana may assume and control the defence of any such Third Party claim, provided however, that an Indemnified Party shall have the right to retain its own counsel at its own cost and expense, if representation of that Indemnified Party by the counsel retained by Ardana

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     would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by that counsel in the proceedings. The Indemnified Party shall co-operate with Ardana and its legal representatives in the investigation of any matter covered by this indemnification.

13.5 Neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its
     Affiliates:

     13.5.1 of a direct nature where the same is a loss of turnover, profits, business or goodwill; or

     13.5.2 an indirect or consequential or punitive nature, including any indirect or consequential economic loss or other indirect or consequential loss of turnover, profits, loss of enterprise value, business or goodwill or otherwise.

13.6 Columbia shall secure and maintain comprehensive general liability insurance with insurers having an AM Best rating within the top 2 categories at the time (at the date of this Agreement known as "superior" or "excellent"), including, product liability, contractual liability, personal injury, and insurance against claims regarding the manufacture, delivery, storage, handling and use of Product under this Agreement, in such amounts as it customarily maintains for similar products and activities in accordance with prudent insurance practice, but in no event less than the US dollar equivalent of [***] pounds sterling (GB(pound)[***]) per occurrence and in the aggregate per year. Columbia shall use commercially reasonable efforts following First Commercial Sale and at intervals thereafter in accordance with Good Industry Practice to increase this cover to a level of [***] dollars (US$[***]) in the aggregate per year if this is achievable by Ardana.

13.7 Ardana shall secure and maintain comprehensive general liability insurance with insurers having an AM Best rating within the top 2 categories at the time (at the date of this Agreement known as "superior" or "excellent") including product liability, contractual liability, personal injury, and insurance against claims regarding the delivery, storage and handling and use of Product under this Agreement, in such amounts as it customarily maintains for similar products and activities in accordance

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     with prudent insurance practice, but in no event less than [***] pounds sterling (GB(pound)[***]) per occurrence and in the aggregate per year. Ardana shall use commercially reasonable efforts following First Commercial Sale and at intervals thereafter in accordance with Good Industry Practice to increase this cover to a level in pounds equal to [***] dollars (US$[***]) in the aggregate per year if this is achievable by Columbia.

13.8 Each Party shall maintain such insurance described in Clauses 13.6 and 13.7 during the term of this Agreement and thereafter for so long as it customarily maintains insurance for itself for similar products and activities. Each Party shall note the interest of the other Party on such insurance and shall use commercially reasonable efforts to name the other Party as an additional insured on such insurance if this is also achievable by the other Party and shall provide the other Party proof of such insurance upon request. Each Party shall cause such insurance policies to provide that the other Party shall be given at least thirty (30) days notice of any cancellation, termination or change in such insurance.

14.  CONFIDENTIALITY

14.1 The content of the NDA Filing and the European Regulatory Applications and any of the information pertaining to the Product or their respective businesses that has been prior to the Commencement Date or will be communicated by Ardana to Columbia, on the one hand, or by Columbia to Ardana, on the other hand, including without limitation, trade secrets, business methods and plans, and pricing, cost, manufacturing and customer information shall be treated by Columbia and Ardana, respectively, and their respective Affiliates, officers, directors, employees, agents and representatives, as confidential information and shall not be disclosed to third parties or be used except in connection with the transactions and business set forth in this Agreement; provided, however, that such confidential information shall not be subject to the restrictions and prohibitions set forth in this Clause 14 to the extent that such confidential information:

     14.1.1 is available to the public in public literature or otherwise, or after disclosure by one Party to the other becomes public knowledge through no default of the Party receiving such confidential information;

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     14.1.2 was (as evidenced in writing) known to the Party receiving such confidential information prior to the receipt of such confidential information by such Party, whether received before or after the date of this Agreement;

     14.1.3 is obtained by the Party receiving such confidential information from a source free to disclose such information other than the Party supplying such confidential information;

     14.1.4 is required to be disclosed pursuant to any order of a court having jurisdiction or any lawful action of a Governmental Authority having jurisdiction over the disclosing Party or court of competent jurisdiction but only to the extent such disclosure is so required; provided, however that in the event of such an order or action, the Party ordered to disclose such confidential information shall give the other Party reasonably timely notice of the disclosure order in order to allow such Party to seek a protective order or such other appropriate relief with respect to the confidential information; or

     14.1.5 in the case of the European Regulatory Applications is required to be disclosed to the relevant Governmental Authorities in the Territory and thereafter once an MA is granted is contained in the Packaging, Labelling or SmPC.

14.2 Each Party shall take all precautions as it normally takes with its own confidential information to prevent any improper disclosure of such confidential information to any independent third party.

14.3 No public announcements or other disclosure to third parties concerning the financial or other terms of this Agreement shall be made, whether directly or indirectly, by either Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure, with the exception that:

     14.3.1 a Party may disclose the full terms of this Agreement to its investment bankers, lawyers, accountants and other professional advisors or a third

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          party seeking to invest in, lend funds to acquire or merge with or be acquired by such Party without the other Party's prior approval provided that such disclosure is made under terms of confidentiality whether express or implied; and

     14.3.2 a Party may disclose the terms of this Agreement to any securities exchange or regulatory authority or government body to which either Party is subject or submits, wherever situated, including (without limitation) the US Securities Exchange Commission, the UK Stock Exchange or the Panel on Take-overs and Mergers, whether or not the requirement has the force of law provided that it takes advantage of all provisions to keep confidential as many terms of this Agreement as possible.

14.4 In respect of those public announcements and disclosures not permitted by Clause 14.3 the Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcements or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such Party to comment upon such announcement or disclosure, which comments shall be provided by such other Party within five (5) working days. The Parties shall jointly develop press releases and information materials that can be used by either Party for presentations to financial advisers and similar recipients.

15.  TERM

     The term of this Agreement (the "Term") shall commence on the date hereof and shall continue for a period of the later of: (i) ten (10) years from the First Commercial Sale of the Finished Product by Ardana; or (ii) the date of expiration or lapse of the last to expire or lapse of rights under any Columbia Patent Rights in the Territory on a country by country basis. The Term shall automatically extend for successive periods of one (1) year each unless either Party provides written notice to the other, at least ninety (90) days prior to the end of the then existing Term, of its intention not to renew this Agreement.

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16.  TERMINATION

16.1 This Agreement may be terminated immediately upon written notice of termination given by either Ardana on the one hand (in circumstances where either Columbia is in breach as specified in Clause 16.1.1 or Columbia or Columbia Laboratories, Inc. satisfy the criteria of Clause 16.1.2) or Columbia on the other hand (where Ardana satisfies the criteria below):

     16.1.1 in the event that the other Party commits a material breach or default under this Agreement, which breach or default shall not be remedied within sixty (60) days after the receipt of written notice thereof by the person in breach or default provided always that:

          16.1.1.1 in the case of a breach by Ardana of Clause 12.2 in which case the remedy period shall be ten (10) days; and

          16.1.1.2 in the case of a breach by Columbia under any of the manufacturing and supply obligations of this Agreement the remedy period shall be ninety (90) days; or

     16.1.2 in the event that an Insolvency Event occurs in relation to such person.

16.2 Termination of this Agreement (whether under this Clause 16, upon expiration of the Term, or otherwise) shall be without prejudice to any rights of either Party against the other that may have accrued to the date of such termination.

16.3 Upon the effective date of expiration or earlier termination of this Agreement by Columbia pursuant to Clause 16.1 and subject always to the provisions of Clause 6.6:

     16.3.1 Ardana shall remit to Columbia any payments that are due and payable as of the date of expiration or termination;

     16.3.2 Ardana's rights and license under Clause 2.1 within the Territory shall terminate and Ardana shall reassign to Columbia the subject matter of Clause 2.6. At Columbia's request Ardana shall execute an undated assignment to achieve this which Columbia shall only have the right to date such that it is effective under the circumstances of this Clause 16.3;

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     16.3.3 Ardana shall supply to Columbia a copy of all MAs within 30 days of the date of termination and commensurate with Applicable law Ardana shall transfer to Columbia or its nominee all MAs in the Territory and Ardana shall not following any such termination use such MA. In the event that in any country of the Territory such a transfer is not possible, Ardana shall ensure that Columbia has the benefit of the MA and to this end hereby grants to Columbia irrevocable permission to cross refer to any such MA when filing an MA for Finished Product in its own name;

     16.3.4 Columbia and Ardana shall return to each other all confidential information supplied by one Party to the other, including all copies and originals thereof;

     16.3.5 At Columbia's option, (i) Ardana may have [***] from the Commencement Date of expiration or termination to sell all existing stocks of Product inventory (including, at Columbia's option, any Product ordered by Ardana but not yet delivered by Columbia, which Columbia may obligate Ardana to purchase), and/or (ii) Ardana shall purchase any unused Packaging and Labelling held by Columbia or its contract manufacturer bearing Ardana's name or trademark, and/or (iii) Columbia may cancel any or all outstanding Product Orders; and/or (iv) Columbia may repurchase all or some of the Product previously delivered but not sold at a price equal to the price paid by Ardana therefor less (a) any sums owed by Ardana to Columbia; and (b) any sums attributable to any damage to Finished Product.

     16.3.6 Ardana shall at Columbia's cost and expense promptly pack and ship to such destination as Columbia may direct all Finished Product other than that in relation to which Columbia exercises its option under Clause 16.3.5;

     16.3.7 The provisions of Clauses 13 and 14 shall continue to apply.

16.4 Upon termination of this Agreement as a result of a non-renewal notice by Columbia pursuant to Clause 15:

     16.4.1 the provisions of Clause 16.3.2, 16.3.3 and 16.3.4 shall apply;

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     16.4.2 Columbia shall repurchase all of the Finished Product (other than
          Finished Product which has become unsaleable due to any act or omission of Ardana or any of its Affiliates) then owned by Ardana at a price equal to the price paid by Ardana therefor less (a) any sums owed by Ardana to Columbia; and (b) any sums attributable to any damage to Finished Product; and Ardana shall have no obligation to purchase Product ordered by Ardana but not yet delivered by Columbia;

     16.4.3 [***]

     16.4.4 the provisions of Clauses 13 and 14 shall continue to apply.

16.5 Upon termination of this Agreement by Ardana pursuant to Clause 16.1:

     16.5.1 the license granted to Ardana under Clause 2.1 shall continue;

     16.5.2 if at the date of termination any of the European Regulatory Applications are still being progressed Columbia shall procure that Columbia UK ceases such activity and shall procure that to the extent possible under Applicable Law Columbia UK transfers the outstanding European Regulatory Applications into the name of Ardana. In the event that in any country of the Territory such a transfer is not possible Columbia shall ensure that Ardana can proceed with the European Regulatory Applications in Ardanas own name and to this end hereby grants to Ardana (in so granting acting as duly authorized agent for Columbia UK) irrevocable permission to cross refer to the European Regulatory Applications in the name of Columbia UK when filing such European Regulatory Applications in Ardana's own name;

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          16.5.3 Thereafter Ardana shall have the right exercisable in its discretion to terminate its obligation to obtain its requirements of Finished Product from Columbia under Clause 2.2 and the corresponding manufacturing and supply provisions of this Agreement set out in Clauses 5, 7 and 10 on giving 30 days written notice to Columbia.

          16.5.4 Where Ardana terminates the manufacture and supply arrangements under the provisions of Clause 16.5.3 Ardana shall pay to Columbia a royalty equal to [***]. If Ardana exercises its rights under Clause 16.5.3, Columbia will at its own cost and expense procure that its contract manufacturer or contract manufacturers provide such reasonable technical and other assistance as may be required in order to ensure that Ardana is able to manufacture or have manufactured Finished Product. Ardana shall be free to contract for the manufacture and supply of Product and/or Finished Product with any contract manufacturer previously appointed by Columbia;

          16.5.5 Ardana shall make the payments due to Columbia under Clause
               16.5.4 at Quarterly intervals. Within 30 days of the end of each Quarter Ardana shall prepare a statement which shall show on a country by country basis in the Territory for the previous Quarter all monies due to Columbia. That statement shall be submitted to Columbia within 30 days of the end of the Quarter to which it relates together with remittance of the monies due. The following provisions shall also apply:

               16.5.5.1 Ardana shall pay the sums due to Columbia from a single source in Euros. Such payments shall be made free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever and/or as far as is legally possible in respect of any taxes imposed by or under the authority of any government or public authority. Any tax (other than VAT) which Ardana is required to pay or withhold in respect of the payments to be made to Columbia hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, Ardana shall give Columbia such assistance,

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                    which shall include the provision of such documentation as may be required by any revenue authority and other revenue services, as may reasonably be necessary to enable Columbia to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax. For the avoidance of doubt it is declared and agreed that Ardana shall be liable to pay Columbia the full amount of all sums due notwithstanding any reason why monies in respect of any relevant sales cannot be remitted to the country in which they are headquartered.

               16.5.5.2 Where Finished Product is sold in a currency other than
                    Euros the rate of exchange to be used for converting such other currency into Euros shall be the midpoint rate at which such other currency can be sold for Euros as listed in the Financial Times published on the first working date after the last working date for the period for which payment is to be made.

          16.5.6 Ardana shall keep and shall procure that its Affiliates, agents, distributors and sublicensees keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to Columbia pursuant to this Agreement, and in particular but without limitation data relating to the calculation of Net Sales. Those records and books of account shall be kept for seven (7) years following the end of the Year to which they relate. Upon Columbia's (the "Assessing Party") written request a firm of accountants appointed by agreement between the Parties (or, failing such agreement within ten (10) Business Days of the initiation of discussions between them on this point and at the request of either Party by the President for the time being of the Institute of Chartered Accountants of England and Wales in London) shall carry out a review procedure in relation to Ardana's (the "Assessed Party") as follows:

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          16.5.6.1 such firm of accountants shall be given access to and shall be permitted to examine and copy such books and records upon twenty (20) Business Days notice having been given by the Assessing Party and at all reasonable times on Business Days for the purpose of certifying to the Assessing Party that the Net Sales calculated by the Assessed Party its Affiliates and/or agents, distributors or licensees during any Year was calculated in accordance with Clause 1.1.28 or, if this is not their opinion, to indicate that this is the case and to specify in detail why the Net Sales figures were not so calculated. The Parties shall then recalculate the Net Sales in accordance with such detailed guidance;

          16.5.6.2 prior to any such examination taking place, such firm of accountants shall undertake to the Assessed Party in a deed that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including the Assessing Party, but shall only use the same for the purpose of the calculations which they need to perform in order to issue the certificate to the Assessing Party which this Clause 16.5.6 envisages;

          16.5.6.3 any such access examination and certification shall occur no more frequently than once per year and will not go back over records more than two (2) years old unless a discrepancy is found;

          16.5.6.4 the Assessed Party shall make available personnel to answer queries on all books and records required for the purpose of that certification;

          16.5.6.5 the cost of the accountant shall be the responsibility of the Assessed Party if the Parties recalculation shows the Assessed Party's previous figures supplied to the Assessing Party to be

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               inaccurate by more than five per cent (5%) and the responsibility of the Assessing Party otherwise. Within ten (10) Business Days following any such recalculation any monies which such recalculation shows as being due and owing by one Party to the other shall be paid by that Party.

     16.5.7 at its option, Columbia shall continue to prosecute, maintain and defend the Columbia Patent Rights and Trademarks as specified in Clause 2 or shall transfer to Ardana the files and papers necessary for Ardana to do so, following which Ardana shall undertake such prosecution, maintenance and defence using its reasonable commercial judgement and deduct the cost and expense thereof from the royalties payable by Ardana under Clause 16.5.4.

     16.5.8 the provisions of Clauses 2.3 to 2.6 inclusive, 2.8 as appropriate,
          2.9 to 2.16 inclusive, 3, 4, 9, 11, 13, 14, 18 and 19 shall continue to apply.

17.  FORCE MAJEURE

17.1 The obligations of the either Party hereunder shall be suspended during the time and to the extent that such Party is prevented from complying therewith due to Force Majeure.

17.2 As soon as possible after being affected by a Force Majeure circumstance, the Party so affected shall furnish to the other Party all particulars of the Force Majeure and the manner in which its performance is thereby prevented or delayed. The Party whose obligations hereunder have been suspended shall promptly and diligently pursue appropriate action to enable it to lift the Force Majeure situation, except that a Party shall not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to its wishes.

18.  RECORDS INSPECTION; RECORD RETENTION

18.1 Columbia shall ensure that its contract manufacturer retains all production records of the processing and manufacture of the Finished Product in accordance with all relevant guidelines and applicable laws in the Territory. Columbia will retain samples of the Product as are required in all countries where Regulatory Approval has been obtained. Once during each calendar year, Columbia shall ensure and/or Columbia

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     shall permit Ardana or its duly authorized representatives, upon reasonable written notice and at any reasonable time during normal business hours, can visit and inspect the production, testing, packing, and shipping facilities for the Product during normal business hours to verify compliance with this Agreement.

18.2 Once during each calendar year, Ardana shall permit Columbia or its duly authorized representatives, upon reasonable written notice and at any reasonable time during normal business hours, to have access to, and to inspect distribution, packaging and/or storage facilities relating to the Product.

     Any inspection shall be at the expense the Party conducting such inspection.

18.3 Retention of Records. All documentation, records, raw data, and specimens pertaining to this Agreement will be held for the length of time required under Applicable Law.

19.  GENERAL PROVISIONS

19.1 Independent Contractors. Ardana and Columbia are independent of each other and nothing contained herein shall be construed to create a joint venture, partnership or similar relationship. Neither Party is authorized to, nor shall it, incur any liability whatsoever for which the other may become directly, indirectly or contingently liable.

19.2 Dispute Resolution; Consent to Jurisdiction. This Agreement shall be construed and interpreted in accordance with English law without regard to principles related to conflicts of laws. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to the interpretation and construction of this Agreement. In an effort to resolve informally and amicably any claim, controversy or dispute (whether such claim, sounds in contract, tort, or otherwise) arising out of or relating to this Agreement, or the breach thereof (a "Dispute"), each Party shall notify the other in writing of a Dispute hereunder that requires resolution. Such notice shall set forth the nature of the Dispute, the amount, if any, involved and the remedy sought. Each Party shall designate a representative who shall be empowered to investigate, discuss and seek to settle the Dispute. If the two representatives are unable to settle the Dispute within thirty (30) days after proper notification, the Dispute shall be submitted to the Chief Executive Officer of each Party for consideration for an additional thirty
     (30) days. If the Dispute remains

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     unresolved after said sixty (60) day period, either Party shall have a right to commence any action, suit or proceeding with respect to such Dispute in a court of competent jurisdiction. The venue for such action, suit or proceeding shall be in the English Courts. No provision of, or the exercise of any rights under, this Agreement shall limit the right of the parties to obtain, apply for, or resort to court ordered injunctive relief. Ardana and Columbia each further irrevocably consent to the service of any complaint, summons, notice or other process by delivery thereof to it by any manner in which notices may be given pursuant to this Agreement.

19.3 Notices.

     19.3.1 Any notice or other communication given pursuant to or made under or in connection with the matters contemplated by this Agreement shall be in writing in the English language and shall be delivered by hand or by courier or shall be sent by recorded delivery to the address of the recipient set out in Exhibit F or as specified by the recipient from time to time in accordance with Clause 19.3.3. Notices sent by hand or by courier shall require a written receipt of delivery. Notices sent by fax or E-Mail shall not be valid of themselves and must be confirmed in hard copy form by hand or by recorded delivery.

     19.3.2 Any notice given pursuant to this Clause shall be deemed to have been received:

          19.3.2.1 if delivered by hand or by courier, at the time of delivery as evidenced in the receipt of delivery; or

          19.3.2.2 if sent by recorded delivery, at the time of delivery.

     19.3.3 A Party may notify the other Parties to this Agreement of a change of its name, relevant addressee, address or facsimile number for the purposes of Exhibit F provided that such notification shall only be effective on:

          19.3.3.1 the date specified in the notification as the date on which the change is to take place; or

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          19.3.3.2 if no date is specified or the date specified is less than
               (five) clear Business Days after the date on which the notice is given, the date falling five clear Business Days after notice of any such change has been given.

19.4 Assignment. Columbia shall not assign this Agreement without also assigning to the same assignee the Columbia Patent Rights and Trademarks and conversely may not assign the rights the Columbia Patent Rights and Trade Marks (other than to an Affiliate) without also assigning to the same assignee this Agreement. Ardana shall not assign this Agreement without also assigning to the same assignee the rights the subject of Clause 2.6 and the MAs and conversely may not assign the rights the subject of Clause
     2.6 and the MAs (other than to an Affiliate) without also assigning to the same assignee this Agreement. This Agreement shall not be assignable by either Ardana on the one hand or by Columbia on the other hand ("Assignor") without the written consent of the other ("Remaining Party") such consent not to be unreasonably withheld, provided however that either Party may assign this Agreement to any Affiliate or to a corporation with which such Party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, subject to obtaining a direct deed of undertaking from such corporation addressed to the Remaining Party agreeing to be bound by all the terms of this Agreement.

19.5 Amendment and Waiver. This Agreement (including the Exhibits hereto) may be amended, modified, superseded or cancelled, and any other of the terms or conditions hereof may be modified, only by a written instrument executed by both parties hereto or, in the case of a waiver, by the Party waiving compliance. Failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or considered as a further or continuing waiver of any other provision of this Agreement.

19.6 Severability. In the event that any one or more of the agreements, provisions or terms contained herein shall be declared invalid, illegal or unenforceable in any respect, the

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     validity of the remaining agreements, provisions of terms contained herein shall in no way be affected, prejudiced or invalidated thereby.

19.7 Entire Agreement. This Agreement, together with the Exhibits hereto, contains the entire agreement between the parties hereto and supersedes any agreements between them with respect to the subject matter hereof.

19.8 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.9 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

19.10 Columbia Laboratories, Inc. hereby agrees, by executing this Agreement in the space provided below and subject to Ardana's full compliance with the procedures set forth in Clause 13.3 to indemnify, defend and hold Ardana harmless for all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by Ardana as a result of any breach of warranty by Columbia under 13.1 in the event that Columbia fails to satisfy any claim of Ardana for such breach under the provisions of Clause 13.3.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

     ARDANA BIOSCIENCE                           COLUMBIA LABORATORIES
     LIMITED                                     (BERMUDA), LTD.


By:  /S/ Simon G. Best                      By:  /S/ Fred Wilkinson
     --------------------------------------      -------------------------------
     Simon G. Best                               Fred Wilkinson
     Name                                        Name

     CEO                                         President
     Title                                       Title

     16th October 2002                           16th October 2002
     Date                                        Date

     AGREED TO SOLELY FOR
     PURPOSES OF CLAUSE 19.10:

     COLUMBIA LABORATORIES, INC.


By:  /S/ Fred Wilkinson
     --------------------------------------
     Fred Wilkinson
     Name

     President & CEO
     Title

     16th October 2002
     Date

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                                    EXHIBIT A

                        EUROPEAN PATENTS AND APPLICATIONS

                           "Basic Bioadhesive" Family

Patent No:

EP 163 696 B1 and all corresponding national patents in the Territory

EP 501 523 B1 and all corresponding national patents in the Territory

The Parties acknowledge that without SPC extension these patents will expire in November 2003.

                             "Buccal Tablet" Family

Published Patent Application No:

EP 1 105 104 A1 and any future corresponding nation patents in the Territory

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                                    EXHIBIT B

                                    TERRITORY

                                     Austria

                                     Belgium

                                     Denmark

                                     Finland

                                     France

                                     Germany

                                     Greece

                                     Ireland

                                   Luxembourg

                                   Netherlands

                                    Portugal

                                      Spain

                                     Sweden

                                 United Kingdom

                                     Norway

                                   Switzerland

                                  Liechtenstein

                                     Monaco

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                                    EXHIBIT C

                                OPTION COUNTRIES

                                      [***]

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                                    EXHIBIT D

                          MINIMUM PURCHASE REQUIREMENTS

-----------------------------------   ------------------------------------------
YEAR                                  UNITS
-----------------------------------   ------------------------------------------
[***]                                 [***]
-----------------------------------   ------------------------------------------

Assumptions

     1. Years start from the first of the month following First Commercial Sale in a Major Market in the Territory
     2.   [***] assumes regulatory approval in UK occurs before [***]
     3.   [***] assumes regulatory and reimbursement approval in [***]
     4. If either of these assumptions proves incorrect the Parties will renegotiate the Minimum Purchase Requirements in this table under the provisions of Clause 7.5.
     5. A unit is one 60 tablet package or the equivalent number of tablets in other package volumes.

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                                    EXHIBIT E

                                EXPERT'S DECISION

1. Any matter or dispute to be determined by an expert under this Agreement. ("Expert") shall be referred to a person suitably qualified to determine that particular matter or dispute who shall be nominated jointly by the Parties or, failing agreement between the Parties within twenty (20) Business Days of a written request by either Party to the other seeking to initiate the Expert's decision procedure, either party may request the President for the time being of the Association of the British Pharmaceutical Industry or any successor body to it to nominate the Expert.

2. The Parties shall with fourteen (14) days of the appointment of the Expert meet with him/her in order to agree the program for oral written and oral submissions provided for in Clause 7.5.

3. In all cases the terms of appointment of the expert by whomsoever appointed shall include:

     3.1. a commitment by the Parties to share equally the expert's fee;

     3.2. a requirement on the expert to act fairly as between the Parties and according to the principles of natural justice;

     3.3. a requirement on the expert to hold professional indemnity insurance both then and for three years following the date of his/her determination;

     3.4. a commitment by the Parties to supply to the expert the submissions the subject of Clause 7.5 all such assistance, documents and information as he/she may require for the purpose of his or her determination.

     3.5. a commitment by the Parties that all negotiations connected with the dispute shall be conducted in confidence and without prejudice to the rights of the parties in any future proceedings.

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4.   The expert shall give a written decision which shall contain a factual analysis, his/her conclusions and the reasons for his conclusions.

5. The expert's decision shall be final and binding on the Parties (save in the case of negligence or manifest error).

6. The parties expressly acknowledge and agree that they do not intend the reference to the expert to constitute an arbitration within the scope of any arbitration legislation, the expert's decision is not a quasi judicial procedure and the parties shall have no right of appeal against the expert's decision provided always that this shall not be construed as waiving any rights the parties might have against the expert for breaching his/her terms of appointment or otherwise being negligent.

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                                    EXHIBIT F

                         NAMES AND ADDRESSES FOR NOTICES

If to Columbia Laboratories (Bermuda), Ltd.,

     Columbia Laboratories (Bermuda), Ltd.
     P.O. Box HM 1179
     Cedar House
     41 Cedar Avenue
     Hamilton HM 12
     Bermuda
     Attention: Secretary
     Tel: (441) 295-2244
     Fax: (441) 292-8666
          (441) 295-5328

If to Columbia Laboratories, Inc.,

     Columbia Laboratories, Inc.
     220 South Orange Avenue
     Livingston, New Jersey 07039
     Attention: President
     Tel: (973) 994-3999
     Fax: (973) 994-3001

     With copy to:

     Columbia Laboratories, Inc.
     220 South Orange Avenue
     Livingston, New Jersey 07039
     Attention: General Counsel
     Tel: (973) 994-3999
     Fax: (973) 994-3001

If to Ardana Biosciences Limited:

COO
Ardana Biosciences Limited
58 Queen Street
Edinburgh
EH2 3NS

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